Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports November Sales Of $272.8 Million

Same Store Sales Decrease 11%

Provides Fourth Quarter EPS Guidance

Pittsburgh - December 4, 2008 -- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the four weeks ended November 29, 2008 decreased 5% to $272.8 million, compared to $285.8 million for the four weeks ended December 1, 2007. Comparable store sales decreased 11% for the month, compared to a flat comp for the same period last year.

November sales reflected soft demand early in the month, followed by an improvement over Thanksgiving weekend. Customers responded well to after-Thanksgiving promotional events, and the company achieved record sales volume on black Friday.

Total sales for the year-to-date nine month period ended November 29, 2008 increased slightly to $2.356 billion, compared to $2.346 billion for the nine month period ended December 1, 2007. Comparable stores sales decreased 8% for the year-to-date period compared to the same period last year.

For the remainder of the fourth quarter, the company has planned ongoing increased promotional activity. Based on negative double-digit comparable store sales, management expects fourth quarter EPS to be in the range of $0.30 to $0.36 compared to $0.66 last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 959 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 114 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  ae.com, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding fourth quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's fourth quarter sales and earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300